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                                                                  EXHIBIT 10.23

                              MANAGEMENT AGREEMENT


         THIS MANAGEMENT AGREEMENT (the Agreement) entered into this 23rd day of May, 1997 by and between The Emmaus Calling, Inc. ("Owner"), a not-for-profit corporation organized under the laws of the state of Texas, and Capital Senior Management 1, Inc., (Manager), a for-profit corporation organized under the laws of the state of Texas.


                                    PREAMBLE

         Owner by this Agreement is engaging Manager to provide management services relating to the operation of a 104 unit assisted living facility located in Mesquite, Texas (the Facility), and

         Manager and Owner share a commitment to make the retirement years of residents as meaningful and comfortable as possible. Both share the philosophy that the retirement environment should allow for and encourage contained personal growth and independent living for the elderly, and when independent living is no longer possible, then the same retirement environment should have the flexibility to provide quality health care in the midst of a high degree of understanding, compassion and companionship enhanced by and based upon the prior years of residence in the same community.

         This Agreement is founded on the following assumptions:

                 Owner retains primary responsibility to:

                 a. Establish the policies of the Facility and to plan for its short-range and long-range goals.

                 b. Review and evaluate the performance of Manager in carrying out the established policies and in attaining the goals established by Owner.

                 c.       Annually review and approve the budget.

                 d. Annually review the policies and goals which have been established.

                 Manager assumes primary responsibility to:

                 a.       Implement the policies established by Owner.


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                 b.       Supervise the day-to-day management of the Facility,
                          including all resident activities.

                 c. Provide to Owner full, timely and accurate information as to past operations.

                 d. Provide to Owner budgets and recommendations relating to the future operations of the Facility.

         The parties therefore agree as follows:

I.       RESPONSIBILITIES OF MANAGER

         A.      RECOMMENDED POLICIES.     Manager shall recommend policies and
                 goals to be established by Owner and shall evaluate such policies and goals on an ongoing basis.

         B. MANAGEMENT DUTIES. Manager shall supervise the operation of the Facility, provide management services, install operating procedures and oversee day-to-day operations, all subject to and in accordance with the budgets and policies established by Owner.

         C. MARKETING DUTIES. Manager shall manage and supervise the marketing program. Manager shall periodically review the residency agreement and recommend changes thereof as and if required.

         D. EMPLOYEES. All Facility-based Employees, including the administrative employees, shall be employees of Manager. Manager shall have sole authority over Facility-based Employees and Non-Facility-based Employees who are directly responsible for the Facility and all matters pertaining thereto and shall be responsible for all actions and omissions of such employees occurring pursuant to Manager's employee policy manual. All costs of hiring, equipping and providing the services of Facility-based Employees, including, but not limited to, compensation, health insurance, employer liability insurance, payroll taxes, bonding, workers' compensation insurance, benefits and vacations shall be an expense of Manager. To the extent the above-stated expenses are incurred in accordance with the Facility budget or approved by Owner, they shall be reimbursed from the Facility operations or Owner as the case may be.

         E. OPERATING PROCEDURES. Manager shall develop, install and maintain operating procedures, systems and controls.

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         F.      FACILITY EXPANSION.  Manager shall make recommendations
                 regarding construction, remodeling or expansion of the Facility.

         G. BUDGETS. Manager shall prepare for review and approval by Owner based on reasonable standards annual operating budgets for revenue, expense and cash flow of the Facility and a capital expenditures budget. Budgets shall be prepared in advance of each fiscal year. Cash flow projections shall accompany each operating budget. It is to be understood that budgets are only estimates and guidelines of future results and that budget overruns may occur from time to time.

         H. FINANCIAL CONTROLS. Manager shall establish and maintain a system of financial controls for the Facility.

         I. MONTHLY FINANCIAL STATEMENTS. Manager shall provide to Owner, on a monthly basis, financial statements and related financial reports. Such statements and reports shall be provided by the 20th day after the end of the month. These reports shall be in the form attached as Exhibit "A."

         J. MARKETING REPORTS. Manager shall, on a monthly basis, provide sales and occupancy reports to Owner, as well as the results of the annual resident satisfaction survey.

         K. LEGAL COUNSEL. Manager, at Facility expense, shall coordinate with Owner the utilization of legal counsel relating to Facility operations.

         L. RENTAL COLLECTIONS AND DISBURSEMENTS. Manager shall collect the revenues from the residents and, on behalf of Owner, deposit all such funds in a residential depository account at a FDIC insured bank approved by Owner. The style of the account shall be in the name of the Facility with designated representatives from Owner and Manager being the only parties authorized to draw from said account.

                 On an as needed basis, Manager shall transfer the funds from the above stated account into an Operating Expense Account in the name of the Facility. The account shall be in a FDIC insured bank approved by Owner. The style of the account shall be in the name of the Facility with designated representatives from Owner and Manager being the only parties authorized to draw from said account. Manager shall pay out of such Operating Expense Account all operating expenses for which payment has been approved in accordance with the budget or approved by Owner (including Manager's Management Fee and any other sums due to Manager from Owner), and all other sums properly payable pursuant to any of the provisions of this Agreement. Manager shall hold, remit or expend the balance of such funds, if any, as Owner may direct.


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                 These funds shall not be co-mingled with funds from any other projects and/or facilities managed and/or operated by Manager.

         M. ACCOUNTING SYSTEMS AND SOFTWARE. Manager shall provide to Owner, during the term of this Agreement, appropriate on-site accounting systems and software, which shall include complete accounting, bookkeeping and record keeping services for the Facility, specifically including, but not limited to, resident billings, accounts payable, accounts receivable, general ledger and inventory records and maintain demographic information on the residents. Acquisition of software for Facility based operations, software maintenance and update charges will be budgeted expenses of the Facility. Payroll processing may be delegated to a third party, the cost of which will be the responsibility of the Facility.

II.      OWNER'S RESPONSIBILITIES

         A. POLICIES. Owner shall establish the policies for the Facility.

         B. GOALS. Owner shall establish the short range and long range goals of the Facility.

         C. BUDGETS. Owner shall review and approve budgets for the operation of the Facility.

         D. MANAGER'S PERFORMANCE. Owner shall review and evaluate the performance of Manager in carrying out the policies for the Facility.

         E. LEGAL COUNSEL. Owner shall obtain legal counsel to perform all necessary legal services relating to Owner's ownership of the Facility.

         F. AUDITS. Owner, at its discretion, may engage certified public accountants to perform annual audits of the Facility as well as prepare any other reports required for federal or state regulatory agencies which require licensure and/or certification. Every quarter, upon receipt of reasonable notice to Manager, all financial records pertaining to the Facility will be open for inspection and review by Owner's representatives. All labor and expense associated with such review shall be borne by Owner.

         G. DIRECTIVES. In order to assure proper coordination, Owner shall issue any directions concerning the operations of the Facility only through the President or Vice President of Manager.

         H. OPERATING REPORTS. During the term of this Agreement, Owner shall, within fourteen (14) days of issuance, furnish to Manager copies of any and all Facility-related reports, including the annual audit (if any) as well


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                 as copies of the minutes of all local advisory Board meetings, other than items relating to the performance of Manager.

         I. ADVISORY BOARD MEETINGS. If applicable, during the term of this Agreement, a representative of Manager shall be a member of the local advisory board and attend any regular or special meeting of the local advisory Board other than any part thereof involving evaluation of the performance of Manager under this Agreement. Owner shall give Manager the same notice of local advisory Board meetings as is required to be given to Board members.

         J. CHANGE OF RESIDENCY AGREEMENT. Owner shall not change the Residency Agreement without consulting with and seeking approval of Manager unless required to do so to comply with any applicable law or regulation.

         K. DECISIONS. Owner shall examine documents submitted by Manager and render decisions pertaining thereto promptly to avoid unreasonable delay.

         L. UNIFORM ACCOUNTS. Facility shall use the uniform chart of accounts recommended by Manager.

         M. FURNISHING INFORMATION. Owner agrees at its expense to install and maintain a computer terminal compatible with the mainframe computer currently in use by Manager and to transmit data to the Manager mainframe computer vial telephone lines.

         N.      RIGHT OF FIRST REFUSAL.

                 1. After the opening of the Facility, Owner hereby grants to Manager a right of first refusal in the event that Owner decides to sell the Facility during the initial term of this Agreement. This right of first refusal shall be effective only if this Agreement is then in full operation and effect. Owner shall furnish Manager with a written copy of the terms and conditions of the proposed sale, which terms and conditions shall be certified by Owner as bona fide and Manager shall have thirty (30) days from the date of receipt of such written copy within which to notify Owner whether Manager desires to exercise its rights of first refusal to purchase the Facility on the same terms and conditions. If Manager fails to notify Owner of its desire to exercise its right of first refusal within such thirty (30) day period, Manager shall be deemed to have not exercised its right of first refusal hereunder.

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                 2.       If Manager exercises its right of first refusal,
                          Manager shall have an additional sixty (60) days following expiration of the thirty (30) day notice period within which to obtain financing to purchase the Facility. Manager shall notify Owner whether it has obtained financing to purchase the Facility within such sixty (60) day period. If Manager fails to notify Owner of its having obtained financing within such sixty (60) day period, Manager shall be deemed not to have obtained the requisite financing.

                 3. If Manager gives timely notice of the exercise of its right of first refusal and having obtained the requisite financing to purchase the Facility, the closing on the sale to Manager shall take place within thirty (30) days after the expiration of the sixty (60) day period on materially the same terms and conditions as set forth in the bona fide offer; provided, however, that Manager shall furnish Owner with a non-refundable deposit equal to five percent (5%) of the purchase price, to be credited with interest earned thereon against the purchase price at the closing in order to extend the closing for such thirty (30) day period.

                 4. If Manager fails to give timely notice of the exercise of its rights of first refusal or having obtained the requisite financing to purchase the Facility, Owner shall be free to close on the sale to the proposed purchaser, with the closing to take place within one hundred eighty (180) days after the failure of Manager to give timely notice, but only on materially the same terms and conditions as set forth in the bona fide offer. If such closing to the proposed purchaser does not occur within such one hundred eighty (180) day period or if the terms and conditions of the proposed sale are not materially the same as set forth in the bona fide offer, the Facility may not be sold without Manager once again being offered the right to exercise its right of first refusal hereunder.

                          Owner may at any time, without the consent of Manager, subject its interest in the Facility or any part thereof to the lien of one or more deeds of trust, mortgages or other security instruments, so long as the mortgage and/or successor in interest confirms its consent to be bound by the terms of this Agreement within ten (10) days following Manager's demand therefor; provided, however, that so long as Owner has no right to terminate this Agreement because of the default of Manager hereunder; in the event of any foreclosure or other proceeding under any such deed or trust, mortgage or other security instruments to enforce the lien or security interest thereby created, this Agreement shall continue in full force and effect notwithstanding such foreclosure or other proceedings.


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                 6.       If Manager does not exercise its right of first
                          refusal, and if Owner sells, assigns or subleases the Facility to a third party, Owner shall, upon the effective date of termination, pay to Manager severance compensation in an amount equal to the present value of thirty percent (30%) of the then-current monthly management fee times the number of months remaining in the Fixed Term calculated at a discount rate at eight percent (8%).

III.     INSURANCE.

         A. Manager shall maintain, in full force and effect, at the Facility's expense, the following insurance protecting Owner and Manager and their officers and employees:

                 1.       Employee's fidelity insurance

                 2. Worker's compensation and employers liability insurance

                 3.       Professional liability insurance

                 4. Comprehensive general public liability insurance and overlying umbrella liability coverage against loss or liability for damages for personal injury or death occurring on, in or about the Facility.

                 Such policy or policies shall be written by a responsible insurance company or companies satisfactory to Owner and in kind and amounts satisfactory to Owner. Certificates of insurance showing compliance with the foregoing requirements shall be furnished by Manager to Owner. Certificates shall state that the policy or policies will not be canceled or altered without at least 30 days prior written notice to Owner.

         B.      Owner shall procure and maintain, in full force and effect, at
                 Owner's       expense the following insurance protecting Owner
                 and Manager and their   officers and employees:

                 1. Property Insurance for loss or damage by fire and other perils insurable under the broad form of extended coverage insurance available in the area where the Facility is located, and improvements, and contents thereof, constituting all or any portion of the Facility.

                 2. Insurance for automobiles owned or hired by Owner and used in connection with the Facility.


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                          Such policy or policies shall be written by a
                          responsible insurance company or companies satisfactory to Manager in kind and amounts satisfactory to Manager. Certificates of insurance showing compliance with the foregoing requirements shall be furnished by Owner to Manager. Certificates shall state that the policy or policies will not be canceled or altered without at lease thirty (30) days prior written notice to Manager.

IV.      TERM AND TERMINATION OF THIS AGREEMENT.

         A. TERM AND TERMINATION WITHOUT CAUSE. This Agreement shall commence on the date set forth on the first page hereof and continue for a period of the lesser of eighty percent (80%) of the reasonably expected useful life of the Facility or fifteen
                 (15) years (the "Fixed Term"). If the U.S. Treasury Department liberalizes its current published advance ruling guidelines (Rev. Proc. 97-13) to extend the period in which a management contract may be non-terminable without adversely affecting the tax-exempt status of bonds issued to finance the Facility to which the management contract relates, and if, in the opinion of bond counsel, such Treasury action applies to the bonds issued to finance the Facility, then the Fixed Term shall be the maximum period allowed for advance ruling purposes. Except as stated under Article II, Section N, Number 6, if Owner terminates the Agreement prior to the expiration of the Fixed Term without cause or if Manager terminates this Agreement during the Fixed Term for cause as provided in Paragraph IV. B. below, severance compensation in an amount equal to the then-current monthly management fee times the number of months remaining in the Fixed Term shall be paid to Manager upon the effective date of termination.
                 Any such termination shall be effective upon the expiration of the ninety (90) day period following the giving of the notice or on such later date as may be specified in the notice.

         B.      TERMINATION FOR CAUSE.

                 1. This Agreement may be terminated by Owner for cause for the following reasons:

                          a) In the event of material breach by Manager of a material term hereof, which breach is not cured within thirty (30) days after notice by Owner and such failure is the result of Manager's willful misconduct, gross negligence or unlawful act.

                          b) In the event that a petition in bankruptcy is filed by Manager or its permitted assignee, or in the event Manager or its permitted assignee makes an assignment for the benefit of

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                                  creditors or takes advantage of an insolvency
                                  act, by notice to Manager or assignee or if Manager becomes insolvent.

                          c) In the event that (i) Manager's or any permitted assignee's corporate existence is dissolved and the duties under this Agreement are not assumed by Manager or an affiliate of Manager (ii), Manager or any permitted assignee ceases to do business for any reason, by notice to Manager or such assignee and the duties under this Agreement are not assumed by Manager or Manager's Affiliate.

                          d) At any time after 15 years of its execution, with or without cause.

                 2. This Agreement may be terminated by Manager in the event that Manager fails to receive reimbursement of reimbursable expenses or any compensation due Manager pursuant to the terms of this Agreement or any other compensation due Manager, and such failure continues for a period of sixty (60) days after Manager's written notice thereof to Owner, however, that this Agreement shall not be so terminated if Owner pays Manager all such expenses and compensation then due and payable on or before the expiration of said sixty
                          (60) day period.

                 3. No termination of this Agreement shall affect any obligation owing by either party hereto to the other which accrued prior to the effective date of such termination.

         C. COVENANTS SURVIVING TERMINATION. The termination of this Agreement shall not terminate the right of Manager to indemnification relating to events occurring during the term of this Agreement under Article VI. L. and to protection of its property rights under Article VI. B.

V.       COMPENSATION

         A. OPERATIONS MANAGEMENT FEES. Owner shall pay to Manager a fee in the amount set forth below, payable on the fifteenth day of each month commencing with the date of the first resident move-in and ending on the last day of the month after which this Agreement is terminated:

                 1. The amount to be paid monthly shall be Eight Thousand And No/100 Dollars ($8,000.00) per month (the Monthly Management Fee). The Monthly Management Fee shall be increased yearly by the difference between the Consumer Price Index for that year less

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                          the Consumer Price Index for the year of completion.
                          The Monthly Management Fee for the Facility shall be payable monthly in arrears following calculations thereof upon submission of a monthly statement for such Facility from Manager. It is agreed between Owner and Manager that if the Gross Revenues of the Facility are insufficient to pay all disbursements, including the Monthly Management Fee or any portion thereof, then Owner shall remain responsible for such disbursements. It is further agreed between Owner and Manager that in no event will any disbursement be made to Owner from any Facility Account until all accrued and unpaid fees to Manager and repayments, if any, to Manager for Manager's advancement of funds to cover any insufficiencies in such Facility's Rental or Payroll Account have been paid in full.

                 2. A Productivity Award equal to $_______________ when the gross monthly revenues from the Facility exceed $_______________ for three (3) consecutive months.
                          In the event the Productivity Award is greater than five percent (5%) of the total Monthly Management Fee for that annual period, (I) it shall be reduced to five percent (5%) of the total Monthly Management Fee for that annual period and (ii) Manager shall be eligible to receive a Productivity Award in the next year (subject to the same five percent (5%) limitation) if the gross monthly revenues from the Facility exceed $________________ for three (3) consecutive months in that next year.

         B. CERTAIN EXPENSES. In accordance with the Annual Budgets, the Facility will reimburse Manager for the cost of reasonable transportation, lodging and meal expenses for non-Facility-based employees of Manager or its outside consultants when traveling in connection with the performance of the services being performed pursuant to this Agreement, together with any reasonable long distance telephone expenses, copying, mailing or express shipments and other miscellaneous out of pocket expenses that relate to the marketing and management of the Facility. Relocation, education, professional memberships and licensing expenses of the Facility-based administrative employees shall also be an expense of the Facility subject to Owner's approval.

VI.      MISCELLANEOUS

         A. INSURANCE-SUBROGATION. No indemnity shall be paid to the other party under this Agreement where the claim, damage, liability, loss or expense incurred was required to be insured against by such other party. Any insurance policies obtained by the parties pursuant to this Agreement shall contain

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                 provisions or have the effect of waiving any right of
                 subrogation by the insurer of one party against the other party or its insurer.

         B. PROPERTY OF MANAGER. Trade names, including the name ______________________, ideas and documents, forms, occupancy development material, specifically for and related to the Facility shall be the property of Owner. Trade names, ideas and documents, forms and occupancy development material, not directly related to the Facility and supplied by Manager are to be considered proprietary and will remain the property of Manager. Owner may use such materials which are the property of Manager and information in the operation and management of the Facility, as may be recommended by Manager, but may not use such materials or information after termination of this Agreement for the development or expansion of the Facility or for new projects for itself or others without the written consent of Manager.

         C. STATUS OF PARTIES. It is expressly understood and agreed that Manager shall act as an independent contractor in the performance of this Agreement. No provision hereof shall be deemed or construed to create a partnership or a joint venture between Owner with respect to the Facility or otherwise.

         D. ADDITIONAL ACTION. In order to carry out the intent and spirit of this Agreement, Owner and Manager will do all acts and things necessary including the execution of other agreements.

         E. ENTIRE AGREEMENT. This Agreement sets forth the entire Agreement between Manager and Owner. Any change or modification of this Agreement must be in writing and signed by all parties hereto.

         F. BINDING EFFECT. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their successors and assigns.

         G. ASSIGNMENT, ETC. Manager shall not, without Owner's prior written approval (which approval shall not be unreasonably withheld), assign any of its rights or obligations under this Agreement.

         H. GOVERNING LAW. This Agreement, its interpretation, validity and performance shall be governed by the laws of the State of Texas.

         I. NO PERSONAL LIABILITY. This Agreement has been executed on behalf of Owner and Manager by their respective officers solely in their representative capacities and no officer, director, agent, employee or attorney of Owner or Manager shall have any personal liability hereunder to any person.


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         J.      NON-COMPETE.  Without the prior written consent of Manager, for a period of three years following termination of this Agreement, Owner will not employ or engage any person who was a Manager employee assigned to the administrative staff of the Facility at any time during the last twelve (12) months of the term of this Agreement. Additionally, neither Manager nor Owner will operate, manage or develop any facilities within a 3 mile radius of the "Facility". This section shall not apply to Owner upon sale of the Facility to a third party, termination of the Agreement for cause by Owner.

         K. CONDITIONS BEYOND CONTROL OF PARTIES. Neither party shall be held liable for failure to comply with any of the terms of this Agreement when such failure has been caused solely by fire, labor dispute, strike, war, insurrection, government restrictions, force majeure, or act of God beyond the control and without fault on the part of the party involved, provided such party uses due diligence to remedy such default. Circumstances are likely to arise from time to time which may require that budgets be exceeded, and Manager shall not be liable for budget overruns.

         L. INDEMNIFICATION. Owner will indemnify and hold harmless Manager from any and all liability arising incident to Owner's performance of its duties under this Agreement. Manager will indemnify and hold harmless Owner from any and all liabilities arising incident to Manager's performance of its duties under this Agreement.

                 Owner shall also indemnify and hold Manager harmless against any and all losses, costs or expenses incurred by Manager by reason of, arising out of or in any way related to noncompliance by the Facility with all applicable state, federal and local laws, ordinances, rules and regulations relating to the physical condition of the property of the Facility, provided Manager shall promptly notify Owner of Manager's knowledge of any such noncompliance.

         M. ARBITRATION. In the event of any dispute, claim or controversy of any kind between the parties, concerning this Agreement or the termination of this Agreement, the matter shall be submitted to arbitration in accordance with rules of the American Arbitration Association, except that the selection of the Arbitrator shall be done Selected Arbitrator. The parties jointly shall agree on an arbitrator. If the parties are unable to agree, in good faith within a reasonable time, on the selection of an arbitrator, either party may request appointment of an arbitrator chosen by the American Arbitration Association who shall be the Selected Arbitrator. Such arbitrator shall be limited in his decision to a choice between the final position as requested by each party. Said arbitration shall be held in Dallas/Ft. Worth, Texas or such other place as is mutually agreeable. The arbitration decision shall be final and binding on both parties unless

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                 the arbitration is fraudulent or so grossly erroneous as to necessarily imply bad faith. Costs of arbitration are to be shared by both parties equally, provided that the arbitrator may choose to award the costs of arbitration against the losing party if the arbitrator determined that the final position urged by the losing party was not reasonable.

THE EMMAUS CALLING, INC.                   CAPITAL SENIOR MANAGEMENT 1, INC.
Owner                                      Manager



By:  /s/ ROBBIE L. WITTNER                 By:  /s/ DAVID R. BRICKMAN
     -----------------------------              ----------------------------
Title:  President                          Title:  VP
        -----------------------------              ----------------------------


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